Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-128353) and Registration Statements (No. 333-139712 and No. 333-136872) on Forms S-3 of BabyUniverse, Inc. (the “Company”) of our report dated June 13, 2005 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/ Lieberman & Associates, P.A.

Fort Lauderdale, Florida
April 2, 2007